Exhibit 97
THE ALLSTATE CORPORATION
CLAWBACK POLICY
(Revised July 2023)
To comply with the rules and policies of the SEC and the NYSE, and in furtherance of the Corporation’s interests with respect to incidents of Improper Conduct that may arise, the Compensation and Human Capital Committee of the Board of Directors of the Corporation has approved the following Policy regarding the recoupment of incentive compensation from Award Recipients.
Compliance with the Exchange Act
In the case of any recovery of a Recoverable Incentive due to a Restatement, this Policy shall be interpreted and administered consistent with the applicable securities laws, including the requirements of (i) Section 10D of the Exchange Act, added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) Rule 10D-1 under the Exchange Act, and (iii) the listing standards adopted by the NYSE or other national securities exchange or association in which the Corporation’s shares are listed, as applicable.
Recoupment
1)    If the Corporation is required to undertake a Restatement, then the Committee will recover reasonably promptly the Recoverable Incentive received by any Award Recipient during the Applicable Period.
2)    If an Award Recipient is terminated for Improper Conduct and such Improper Conduct either has resulted in, or could reasonably be expected to result in, a Material Adverse Impact, then the Committee may seek to recover all or any portion of the Recoverable Incentive paid to such Award Recipient during the Applicable Period.
Definitions
Applicable Period
Applicable Period means (i) in the case of any Restatement, the three completed fiscal year periods immediately preceding the date that the Corporation is required to prepare the Restatement and (ii) in the case of any termination for Improper Conduct, the three-year period preceding the date the Improper Conduct was first identified and ending on the date of the Award Recipient’s termination for Improper Conduct.
Award Recipient
Award Recipient means the chief executive officer, president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller) and executive vice presidents of The Allstate Corporation and presidents and executive vice presidents of Allstate Insurance Company. For the avoidance of doubt, the foregoing individuals are the only persons who perform significant policy making functions for the Corporation, and there are no other vice presidents of the Corporation or its subsidiaries in charge of a principal business unit, division, or function for the Corporation. To the extent that the Corporation determines that other persons perform significant policy making functions for the Corporation, they shall be subject to this Policy as Award Recipients.
Committee
Committee means the Compensation and Human Capital Committee. The Committee has the sole and absolute discretion to interpret, apply, enforce and make all determinations pursuant to

Exhibit 97
the Policy, subject to the Exchange Act and applicable rules and policies of the SEC and the NYSE with respect to recoupment in the case of any Restatement.
Corporation
Corporation means The Allstate Corporation.
Exchange Act
Exchange Act means the Securities Exchange Act of 1934, as amended.
Financial Reporting Measure
Financial Reporting Measure means any measure determined and presented in accordance with the accounting principles used to prepare the Corporation’s financial statements and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. Financial Reporting Measures include both GAAP and non-GAAP measures.
Incentive-Based Compensation
Incentive-Based Compensation means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure or that is otherwise designated by the Corporation as Incentive-Based Compensation for purposes of this Policy, and shall include (i) cash incentive compensation or other cash awards, including awards under the Annual Executive Incentive Plan, (ii) performance stock awards, (iii) restricted stock units, (iv) options, or (v) other restricted stock, performance share units, stock appreciation rights, or equity awards approved from time to time by the Committee.
Improper Conduct
Improper Conduct means a violation of the Allstate Global Code of Business Conduct, as it is in effect or amended from time to time.
Material Adverse Impact
Material Adverse Impact means any material adverse impact on the reputation of, or a material adverse economic consequence for, the Corporation or any subsidiaries, including direct harm to shareholders, reputational harm that adversely affects customer or investor confidence, damage to the Corporation’s competitiveness, stock price or long-term shareholder value.
NYSE
NYSE means the New York Stock Exchange.
Policy
Policy means The Allstate Corporation Clawback Policy.
Recoverable Incentive
Recoverable Incentive means
1)    in the case of a Restatement, the amount of Incentive-Based Compensation (computed without regard to any taxes paid) received by a current or former Award Recipient that is paid, granted, earned, or vested, as applicable, based wholly or in part

Exhibit 97
upon the attainment of any Financial Reporting Measure, that exceeds the amount of Incentive-Based Compensation that otherwise would have been received by the Award Recipient had it been determined based on the Restatement, as determined by the Committee.
For the avoidance of doubt, Incentive-Based Compensation that will be recovered under this Policy in the case of a Restatement does not include stock options, restricted stock, restricted stock units or similar equity-based awards for which the grant is not contingent upon achieving any Financial Reporting Measure performance goal and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more non-financial reporting measures.
2)    in the case of any termination for Improper Conduct, the amount of Incentive-Based Compensation (computed without regard to any taxes paid) received by an Award Recipient during the Applicable Period. With respect to performance stock awards that are subject to recovery pursuant to this provision, the pro-rata portion of performance stock awards representing the period before the Improper Conduct first began will not be subject to recovery.
Restatement
Restatement means any accounting restatement (occurring after the effective date of this Policy) required due to material noncompliance with any financial reporting requirements under the securities laws, including to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
SEC
SEC means the Securities and Exchange Commission.
Committee Administration
The authority to manage the operation, administration and interpretation of this Policy is vested in the Committee.
Subject to applicable law, in addition to other actions permitted by law or contract, the Corporation may take any or all of the following actions to recoup Recoverable Incentives: requiring any affected Award Recipients to repay Recoverable Incentives to the Corporation; setting off against other compensation; reducing future compensation; forfeiting amounts that have been deferred into a deferred compensation plan (whether or not qualified); requiring the affected Award Recipient to transfer shares of stock to the Corporation; or taking such other actions or combination of actions as the Committee determines to be appropriate. In addition, the Committee may determine whether and to what extent additional action is appropriate to address the circumstances surrounding such Restatement or such termination for Improper Conduct so as to minimize the likelihood of any recurrence and to impose such other discipline as it determines to be appropriate.
The recovery of the Recoverable Incentive is in addition to and separate from any other relief available to the Corporation or any other actions as may be taken by the Committee in its sole discretion.
In the case of any Restatement, the Corporation will, in addition to recovering reasonably promptly the Recoverable Incentive, make the appropriate disclosures to the SEC as required by applicable laws, rules and regulations.

Exhibit 97
Notwithstanding the foregoing, recovery of Recoverable Incentive in the case of a Restatement will not be required to the extent the Committee has made a determination that such recovery would be impracticable and one of the following conditions have been satisfied:
1)    The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Recoverable Incentive based on the expense of enforcement, the Corporation must make a reasonable attempt to recover such Recoverable Incentive, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE.
2)    Recovery would violate home country law where that law was adopted prior to November 28, 2022; provided that, before concluding that it would be impracticable to recover any amount of Recoverable Incentive based on violation of home country law, the Corporation must obtain an opinion of home country counsel, acceptable to the national securities exchange or association on which its securities are listed, that recovery would result in such a violation, and must provide such opinion to the exchange or association.
3)    Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Corporation, to fail to meet the requirements for tax qualification under the Internal Revenue Code and regulations thereunder.
In the case of any termination for Improper Conduct, the Committee may seek to recover all or any portion of the Recoverable Incentive, taking into account the following considerations as it determines appropriate:
1.The likelihood of success of recouping the compensation under governing law relative to the effort involved;
2.Whether the recoupment may prejudice the Corporation’s or any subsidiary’s interest in any related proceeding or investigation;
3.Whether the expense required to recoup the compensation is likely to exceed the Recoverable Incentive;
4.The passage of time since the occurrence of the Improper Conduct;
5.Any pending legal action related to the Improper Conduct; and
6.Any other factors the Committee may deem appropriate under the circumstances.
Choice of Law and Blue Pencil
This Policy, and all determinations made and actions taken pursuant to this Policy, shall be governed by the laws of the state of Delaware and applicable federal laws and stock exchange listing standards, excluding any conflicts or choice of law rule or principle.
In the event that any provision of this Policy is unenforceable under applicable law, the validity or enforceability of the remaining provisions will not be affected. To the extent any provision of this Policy is determined by a court or arbitrator to be unenforceable, a court or arbitrator shall interpret or modify the Policy, to the extent necessary, for it to be enforceable to the maximum extent possible. The provisions of this Policy will, where possible, be interpreted so as to sustain its legality and enforceability.

Exhibit 97
Arbitration
All aspects of any dispute between an Award Recipient and the Corporation (including a dispute with any of its subsidiaries) that includes a controversy or claim arising out of or relating to this Policy or the breach thereof (including any aspects of such dispute that are in addition to those relating to this Policy or breach thereof) shall be settled by final, binding and non-appealable arbitration in accordance with the terms of the Mutual Arbitration Agreement entered into by and between the Award Recipient and the Corporation or any subsidiary.
Prohibition on Indemnification or Insurance by the Corporation
The Corporation may not indemnify or insure any current or former Award Recipient against the loss of any Recoverable Incentive under this Policy.